Exhibit 99.1
A. H. Belo Corporation
FOR IMMEDIATE RELEASE
Monday, September 12, 2011
5:00 P.M. CST
A. H. Belo Corporation Announces Election of Directors
     DALLAS — A. H. Belo Corporation (NYSE: AHC) today announced that John A. Beckert, a special advisor for Dallas-based private equity firm Highlander Partners, L. P., and Nicole G. Small, chief executive officer of the Museum of Nature & Science in Dallas, have been elected directors by the Company’s Board of Directors. Beckert and Small will serve on each of the Board’s standing committees. Beckert, a Class I Director, and Small, a Class II Director, will stand for re-election at the Company’s 2012 annual meeting.
     Beckert, 58, is a longtime Dallas resident with 30 years of hotel, resort and private club development experience. Prior to joining Highlander Partners, he was chief executive officer and president of ClubCorp, Inc., the world leader in private clubs. From 2000 to 2002, Beckert served as a partner at Seneca Advisors L.L.P., a hotel and resort consulting and investment firm, and was chief operating officer of Bristol Hotel & Resorts from 1985 to 2000. Beckert currently serves on the board of Meisel, a Dallas-based digital imaging printer in which he owns an equity interest. He is also chairman of the board of The Composite Group, a company that develops and manufactures thermoset plastic compounds and custom molded components.
     Robert W. Decherd, chairman, president and Chief Executive Officer of A. H. Belo Corporation, said, “ John’s CEO experience across several industries, combined with his keen understanding of the Dallas community, will give the Board important perspective as we refine A. H. Belo’s strategy.”
     Beckert said, “A. H. Belo’s distinguished history and many successes are the foundation for the Board’s responses to rapid secular changes the newspaper industry faces. I’m eager to get involved in the process of identifying and implementing viable solutions.”
     Small, 38, is a Dallas native who has served as chief executive officer of the
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P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201
www.ahbelo.com   Deliveries:   508 Young Street   Dallas, TX 75202

A. H. Belo Corporation Announces Election of Directors
September 12, 2011
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Museum of Nature & Science for nearly a decade and leads the Museum’s $185 million expansion campaign that is nearing completion. During her tenure, Small and the Museum Board were recognized nationally for leading a merger of three institutions to create the Museum of Nature & Science. Previously, Small was a strategy consultant for venture capital firms and also served as entrepreneur in residence at Idealab!. Small co-founded Webwisher.com in 1998 and served as the company’s chief executive officer until its acquisition by Della.com (which later became Wedding Channel.com). Earlier in her career, Small served as an analyst at McKinsey & Company, Inc.
     Decherd said, “Nicole is known across the country for driving organizations to set and meet ambitious goals. Her expertise in developing and implementing transformational strategies will enhance our deliberations about future business models and managing A. H. Belo’s transition to a digital environment.”
     Small said, “A. H. Belo’s commitment to providing relevant information in innovative ways has never been more important. I look forward to contributing to the Company’s efforts to develop a lasting business model that sustains this commitment.”
About A. H. Belo Corporation
      A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche
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P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201
www.ahbelo.com   Deliveries:   508 Young Street   Dallas, TX 75202

A. H. Belo Corporation Announces Election of Directors
September 14, 2011
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publications targeting specific audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other public disclosures and filings with the Securities and Exchange Commission
P.O. Box 224866    Dallas, Texas 75222-4866    Tel. 214.977.8200    Fax 214.977.8201
www.ahbelo.com   Deliveries:   508 Young Street   Dallas, TX 75202